UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2014

Elite Data Services, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-11050	59-2181303
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

4447 N Central Expressway Suite 110-135 Dallas, TX 75205
(Address of principal executive offices)

(972) 885-3981
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On December 3, 2014, Elite Data Services, Inc. (“Company”), and EraStar Inc. (“EraStar” or the “Consultant”) entered into an Investor Relations Consulting Agreement (the “Agreement”) to advise the Company regarding investor communications, public relations with shareholders, brokers, dealers and other investment professionals as to the Company's current and proposed activities. The duties of EraStar include, but are not limited to: advising, consulting and assisting the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, assisting in establishing an image for the Company in the financial community, and assisting in creating the foundation for subsequent financial public relation efforts. As consideration for the services described in the Agreement, the Company has agreed to pay Consultant a one-time retainer of Twenty-Five Thousand Dollars ($25,000) within twenty (20) business days from the signing of the Agreement and Fifteen Thousand ($15,000) per month upon signing of the Agreement. As an accommodation by the Consultant, the Company may issue stock in lieu of any cash payment if the Company is unable to fulfill their payment obligation. The Company has also agreed to issue the Consultant: (a) Eight Hundred Sixty-Nine Thousand Four Hundred Forty-One (869,441) shares of the Company’s Common Stock payable as follows: Five Hundred Thousand (500,000) shares as a nonrefundable, non-apportionable, and non-ratable retainer, and Three Hundred Sixty-Nine Thousand Four Hundred and Forty-One (369,411) shares payable upon completion of the six month term, and (b) warrant to purchase One Million (1,000,000) shares of Common Stock of the Company at an exercise price of $2.00 per share for a period of one year. Upon mutual consent by both the Company and the Consultant, the Agreement will be extended for another six (6) months, and if extended the Company will issue to the Consultant Eight Hundred Sixty Nine Thousand Four Hundred Forty One (869,441) shares of the Company’s Common Stock within ten (10) business days thereafter.

The foregoing description of the terms of the Investor Relations Consulting Agreement is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 10.35 to this report, and Warrant Agreement is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 10.36 to this report, which are incorporated by reference herein.

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On December 6, 2014, Steven Frye tendered his resignation as chief executive officer, chief financial officer, president, and director of Elite Data Services Inc. (the “Company”) to be effective upon appointment of his successor(s) (“Resignation Letter”). The resignation was not due to any disagreements between the undersigned and the Corporation (or its auditors and attorneys) in any respect. On December 7, 2014, the Board of Directors accepted Mr. Frye’s resignation and made the following appointments:

Appointment of Chief Executive Officer and Director

On December 7, 2014, Charles Rimlinger, age 69, was appointed as chief executive officer and member of the board of directors of the Company. Mr. Rimlinger served as Director of International Development and Marketing for BendPak, Inc., a multi-national manufacturing Company headquartered in California. Prior to Mr. Rimlinger’s involvement with BendPak Inc., he served as general manager of RELS, Inc., a Wisconsin Company, assisting the Company in international marketing and engineering. Mr. Rimlinger’s professional achievements also include his role as chief executive officer of a construction Company and his development of three profitable patent licenses.

Appointment of Chief Financial Officer

On December 7, 2014, the Board of Directors appointed Stephen J. Antol, age 70, as Chief Financial Officer of the Company. Mr. Antol received a Bachelor of Arts degree from Michigan State University in 1968, and received his license as a Certified Public Accountant in 1970. Mr. Antol has over 36 years of diversified experience in the field of corporate finance and administration, specializing in corporate audits, management and information systems, budget development and control, credit and collection procedures, profit sharing and benefit programs, corporate insurance programs, corporate restructuring and federal and state income taxes. Mr. Antol has served as Chief Financial Officer for El Capitan Precious Metals, Inc., NOVAHEAD Inc., Lou Register Furniture, Gold and Minerals Company, Inc., and has also served as Corporate Controller and Corporate Treasurer for Giant Industries Inc.

Appointment of President

On December 8, 2014, the Board of Directors appointed Sarah Myers, age 29, as President of the Company. Currently, Ms. Myers serves the Company as Chief Operating Officer and as Board of Director.

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Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.36	Investor Relations Consulting Agreement between Elite Data Services, Inc. and Erastar, Inc.

10.37	Elite Data Services, Inc. Warrant Agreement to issue 1,000,000 shares of Common Stock in the name of Erastar, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELITE DATA SERVICES, INC.

Dated: December 10, 2014	By:	/s/ Charles Rimlinger
Charles Rimlinger
Chief Executive Officer

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